EXHIBIT 99.1

Ruth's Chris Steak House, Inc. Reports Second Quarter 2007 Financial Results

    HEATHROW, Fla.--(BUSINESS WIRE)--July 31, 2007--Ruth's Chris Steak House, Inc. (Nasdaq: RUTH) today reported unaudited results for its second quarter ended July 1, 2007. Highlights for the 13-week second quarter 2007 compared to the 13-week second quarter 2006 were as follows:

    -- Total revenue increased 29.5% to $78.4 million from $60.5 million.

    -- Net income increased 11.8% to $5.4 million, or $0.23 per diluted share, from $4.9 million, or $0.21 in the prior year period.

    -- Same store sales on a fiscal basis decreased 0.4%, while on a comparable calendar basis (adjusting for the fiscal week shift), comparable restaurants sales increased 1.0%, marking the seventeenth consecutive quarter of comparable sales growth. Franchised-owned comparable restaurant sales increased 0.8%.

    -- Food and beverage costs, as a percentage of restaurant sales, were approximately 50 basis points higher quarter over quarter, primarily driven by higher lobster, produce and dairy costs, partially offset by sales mix initiatives, slightly favorable beef costs, and modest price increases.

    -- Restaurant operating expenses, as a percentage of restaurant sales, were approximately 260 basis points higher due to higher labor, management education and property insurance costs in core restaurants (208 basis points) as well as higher labor and operating expenses in newly opened restaurants (52 basis points).

    -- Marketing and advertising expenditures, as a percentage of total revenues, were approximately 70 basis points lower due to reduced utilization of television in select markets in the second quarter of fiscal 2007 versus the second quarter of fiscal 2006.

    -- General and administrative expenses, as a percentage of total revenues, were approximately 230 basis points lower due to leverage from strong revenue gains, reduced incentive compensation earned and certain open positions during the quarter.

    -- Depreciation and amortization expenses, as a percentage of total revenues, were approximately 10 basis points higher due to investments in newer restaurants.

    -- Preopening costs increased by $1.1 million from a year ago due to increased new restaurant development activity.

    -- Company-owned locations were opened in Anaheim, California and Biloxi, Mississippi.

    -- Operating income before Pre-opening expenses increased by 33.8%.

    Craig S. Miller, Chairman of the Board, President and Chief Executive Officer, stated, "The second quarter saw a continuation of slower guest traffic from our a la carte diners offset partially by gains from banquet and private dining. It appears the challenging consumer environment as well as planned changes in our marketing strategy have temporarily dampened traffic counts after 3 years of sustained increases. We were able to generate solid performance in absolute terms driven by strong revenue growth from newly opened restaurants, previously franchised restaurants we acquired in 2006, and the resulting leverage from fixed overhead costs. These results were slightly below our internal expectations as slower comparable restaurant sales growth was not sufficient to cover rising operating expenses. Additionally, as expected, margins from newly opened restaurants were slightly compressed."

    Miller continued, "Despite the previously mentioned softness in ala carte dining traffic, our diverse customer base continues to provide us with industry leading average unit sales and operating margins. In addition, our newest stores continue to generate strong sales volumes, validating our strategy and brand value in the marketplace. In an effort to spur our sales in the back half of 2007, we are taking multiple steps. Specifically, we are utilizing more local marketing in select markets to complement our national radio and USA Today print ads, as well as testing a Friday lunch initiative designed to encourage professionals looking for a more upscale experience to finish off the week. Further, a new menu layout will be introduced shortly to allow us to more quickly introduce specials. This menu will include an approximate 1.5% price increase as we roll over a similar increase last year."

    Ruth's Chris Steak House is on track to open 9 new restaurants over the next 5 months including company units in West Palm Beach, FL, Santa Barbara, CA, Knoxville TN, and Tyson's Corner, VA as well as domestic franchised units in Columbia, SC, Mishawaka, IN, Madison, WI and international units in Tokyo and Calgary. The Company expects to end the year with 61 company operated restaurants, up 22% from December 31, 2006, including the 3 Pacific Northwest locations that we expect to acquire during the third quarter of 2007.

    Review of Operating Results

    Total revenues from continuing operations, which includes company-owned restaurant sales, franchise income, and other operating income, increased 29.5% to $78.4 million in the second quarter of 2007 compared to $60.5 million in the second quarter of 2006.

    Company-owned restaurant sales from continuing operations grew 28.4% to $73.6 million in the second quarter of 2007 from $57.4 million in the same period last year, primarily as a result of a 28.9% increase in company restaurant operating weeks to 687 (including 12 additional restaurants in operation) and slightly offset by an average weekly sales decline of 0.4% to $107,197.

    Company-owned same store sales on a fiscal basis decreased 0.4% from the second quarter of 2006. On a comparable calendar basis (adjusting for the fiscal week shift) comparable restaurant sales increased 1.0% marking the seventeenth consecutive quarter of comparable sales growth. Average check increased 4.1% driven by non-entree increases in bar and lounge traffic, menu selection shifts, and year over year menu pricing of approximately 3.0%. This was partially offset by an entree reduction of 3.1%. Company-owned comparable restaurant sales lapped last year's second quarter growth of 6.0%.

    Franchise income decreased slightly to $2.9 million from $3.0 million in the second quarter of 2006 due to the acquisition of seven franchise locations last year by the Company, and was partially offset by an increase in comparable franchise-owned restaurant sales of 0.8% and an additional nine franchise-owned locations added to the system year over year.

    Other operating income increased to $1.9 million from $0.1 million in the same period last year due primarily to $1.8 million of gift card breakage recognized during the quarter versus $48,000 in the prior year period. The Company recognizes gift card breakage for the remaining value of those cards that have not been redeemed following 18 months from the last date of card activity, and for which there is no third-party claim. This amount is expected to be approximately $2.0 to $2.2 million on an annual basis and will grow in relation to gift card sales growth. Due to the seasonally high volume of gift cards that are purchased during the fourth quarter of each fiscal year, the second quarter, which is 18 months following this period, will have the highest amount of gift card breakage recognition each fiscal year. This factor, in addition to our overall revenue growth, led to a 33.8% increase in Operating Income before pre-opening costs.

    Net income was $5.4 million in the second quarter of 2007, or $0.23 per diluted share, compared to $4.9 million, or $0.21 per diluted share, in the second quarter of 2006.

    Mr. Miller concluded, "Despite cost pressures, we leveraged our overhead and operating expenses on a sequential basis, including investments we've made in our infrastructure over the last 18 months. In our view, this highlights the progress our team has made and our ability to ultimately get to at least 250 domestic and 50 to 100 international locations. Ultimately, we are confident that as traffic rebounds, in combination with significant operating week expansion, and G&A leverage, we will deliver on our long term earnings growth rate of between 17% and 20%."

    Financial Guidance

    For the full 52-week fiscal year 2007, the Company now estimates that same store sales will increase approximately 1.0% to 2.0%. This sales assumption implies slightly better second half performance due to a favorable calendar shift and the numerous sales initiatives underway. System-wide restaurant operating weeks will grow by greater than 20% resulting in year over year increases in pre-opening expenses and higher operating costs. The Company anticipates the opening of 8 company-owned and 8 franchised locations, of which 4 company-owned and 3 franchised locations, respectively, have opened through July 2007.

    As previously communicated, the Company has contracted 50% of all beef needs for 2007 as well as has agreements in place on other key commodities with suppliers. The Company expects annual food and beverage costs as a percentage of restaurant sales to be between 31.8% and 32.2%, representing a 10-50 basis point reduction versus fiscal 2006. Annual marketing and advertising expenses, as a percentage of total revenue, are expected not to exceed 3.0%. The Company's effective tax rate for 2007 is expected to increase to approximately 32.3% versus 30.0% in 2006.

    Based upon the assumed range of comparable restaurant sales growth between 1.0% and 2.0% , modest margin erosion from higher operating costs, the addition of 4 new restaurants in the second half of the year and the resulting pre-opening cost and lower margins, as well as the short term costs we expect to incur to complete the upcoming franchise acquisition, the Company now expects full year 2007 diluted earnings per share to be between $0.92 and $0.97, including the impact of Statement of Financial Accounting Standards No. 123R Share Based Compensation (SFAS No. 123R).

    Conference Call

    The Company will host a conference call to discuss second quarter 2007 financial results today at 4:30 PM Eastern Time. Hosting the call will be Craig S. Miller, Chairman of the Board, President and Chief Executive Officer, and Thomas J. Pennison Jr., Senior Vice-President and Chief Financial Officer.

    The conference call can be accessed live over the phone by dialing 800-811-8830 or for international callers by dialing 913-981-4904. A replay will be available one hour after the call and can be accessed by dialing 888-203-1112 or 719-457-0820 for international callers; the password is 4526367. The replay will be available until August 7, 2007. The call will also be webcast live from the Company's website at www.ruthschris.com under the investor relations section.

    About Ruth's Chris Steak House

    Ruth's Chris Steak House, Inc. is the largest fine-dining company in the U.S., as measured by the total number of company-owned and franchise-owned restaurants, with 107 locations worldwide. Founded in New Orleans by Ruth Fertel in 1965, Ruth's Chris specializes in USDA Prime grade steaks served in Ruth's Chris signature fashion ... "sizzling."

    To experience fine dining at its prime ... just follow the sizzle to Ruth's Chris Steak House. For information, reservations, or to purchase gift cards, visit www.RuthsChris.com or call 1-800-544-0808.

    Forward-Looking Statements

    Some of the statements in this release that are not historical facts and relate to future results and events, including, without limitation, statements regarding annual guidance and projected new restaurant openings, are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon our current beliefs and expectations and involve risks and uncertainties. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the risks identified as "risk factors" in our 2006 annual report filed on Form 10-K and the other factors identified from time to time in our filings with the Securities and Exchange Commission, all of which are available at www.sec.gov. Investors should take these risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

            RUTH'S CHRIS STEAK HOUSE, INC AND SUBSIDIARIES
              Consolidated Income Statements - Unaudited
    (dollar amounts in thousands, except share and per share data)

                        13 Weeks Ending           26 Weeks Ending
                   ------------------------- -------------------------
                     June 25,     July 1,      June 25,     July 1,
                       2006         2007         2006         2007
                   ------------ ------------ ------------ ------------
Revenues:
  Restaurant sales $    57,377  $    73,646  $   118,888  $   151,781
  Franchise income       3,045        2,904        6,072        6,077
  Other operating
   income                  127        1,885          248        2,075
                   ------------ ------------ ------------ ------------
    Total revenues      60,549       78,435      125,208      159,933

Costs and
 expenses:
  Food and
   beverage costs       17,966       23,402       37,713       48,839
  Restaurant
   operating
   expenses             25,090       34,141       51,879       68,572
  Marketing and
   advertising           2,096        2,174        3,639        4,496
  General and
   administrative
   costs                 5,777        5,647       10,763       12,208
  Depreciation and
   amortization
   expenses              2,092        2,858        4,116        5,777
  Pre-opening
   costs                    43        1,147          456        2,516
  Hurricane and
   relocation
   costs, net of
   insurance
   proceeds
                           (77)          40           72       (3,490)
  Loss on the
   disposal of
   property and
   equipment, net            -            -           54        1,108
                   ------------ ------------ ------------ ------------
    Operating
     income              7,562        9,026       16,516       19,907

Other income
 (expense):
  Interest expense        (471)      (1,159)        (941)      (2,190)
  Other                    (14)         178           12          366
                   ------------ ------------ ------------ ------------
    Income from
     continuing
     operations
     before income
     tax expense
                         7,077        8,045       15,587       18,083

Income tax expense       2,149        2,598        4,754        5,840
                   ------------ ------------ ------------ ------------

Income from
 continuing
 operations              4,928        5,447       10,833       12,243

Discontinued
 operations, net
 of income tax
 benefit                    60            3           49           17
                   ------------ ------------ ------------ ------------
Net income
 available to
 common
 shareholders      $     4,868  $     5,444  $    10,784  $    12,226
                   ============ ============ ============ ============

Basic earnings per
 share:
  Continuing
   operations      $      0.21  $      0.23  $      0.47  $      0.53
  Discontinued
   operations                -            -            -            -
                   ------------ ------------ ------------ ------------
  Basic earnings
   per share       $      0.21  $      0.23  $      0.47  $      0.53
                   ------------ ------------ ------------ ------------

Diluted earnings
 per share:
  Continuing
   operations      $      0.21  $      0.23  $      0.46  $      0.52
  Discontinued
   operations                -            -            -            -
                   ------------ ------------ ------------ ------------
  Diluted earnings
   per share       $      0.21  $      0.23  $      0.46  $      0.52
                   ------------ ------------ ------------ ------------

Shares used in
 computing net
 income per common
 share:
  Basic             23,154,533   23,188,748   23,132,089   23,206,657
                   ============ ============ ============ ============
  Diluted           23,494,847   23,386,431   23,490,811   23,407,937
                   ============ ============ ============ ============


            RUTH'S CHRIS STEAK HOUSE, INC AND SUBSIDIARIES
                     Selected Balance Sheet Data
                    (dollar amounts in thousands)

                                           December 31,     July 1,
                                               2006           2007
                                           ------------   ------------

Cash and cash equivalents                  $      4,690   $      1,770
Total assets                                    209,720        214,933
Long-term debt                                   68,000         75,500
Total shareholders' equity                       67,978         81,139


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             tryan@icrinc.com
             or
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             rgross@icrinc.com
             or
             Media:
             Alecia Pulman, 203-682-8259
             alecia.pulman@icrinc.com